Exhibit 10.1
EZCORP®
Employment and Post-Employment Agreement
PURPOSE
This document sets forth the terms of an agreement (the Agreement) between EZCORP, Inc. and Texas EZPAWN, L.P. (collectively the “Company”) and Robert A. Kasenter. Its purpose is to confirm certain terms of employment with Mr. Kasenter, as well as certain post-employment arrangements. Nothing in this Agreement is intended to change the terms and conditions of any prior Restricted Stock Agreement between Mr. Kasenter and the Company.
TERM OF THE AGREEMENT
The employment portions of this Agreement will be effective for the period January 1, 2010 through October 4,, 2010. The post-employment portions of the Agreement will be effective for the period October 5, 2010 through September 30, 2013.
GENERAL TERMS OF EMPLOYMENT COMPENSATION
All of Mr. Kasenter’s benefits and compensation plans in effect on January 1, 2010 will remain unchanged through October 4, 2010. In the event of Mr. Kasenter’s death or disability during this employment period, he (or in the event of his death, his spouse) will receive a payment equal to one year of his base salary and target bonus, and he or his spouse will be provided continued coverage in the Company’s healthcare plan (under COBRA and at the COBRA rate) for a period of one year following such termination, during which time the Company will reimburse him or his spouse for COBRA costs.
POST-EMPLOYMENT ARRANGEMENTS
In consideration for his agreement to provide continued expertise and knowledge to the Board of Directors and in return for his agreement to the non-compete and non-solicitation provisions described below, Mr. Kasenter will receive the following:
1.	A consulting agreement, following his retirement on October 4, 2010, to perform certain business-related services for the Company, consistent with his experience and stature. Under this consulting agreement, Mr. Kasenter will be assigned appropriate duties as an independent contractor during the period October 5, 2010 through September 30, 2013. In return for the performance of these duties, he will receive an annual fee of $375,000, such fee to be payable in equal monthly installments. The Company will also reimburse Mr. Kasenter for reasonable business and travel expense incurred in the performance of such duties and will provide him with reasonable offsite office space, furniture and administrative support.

After its initial term of three years, the consulting agreement may be extended for additional 12 month periods by mutual consent of both parties. Should Mr. Kasenter’s consulting arrangement with the Company be prematurely terminated by his death or disability, a sum equal to one year of the annual consulting fee will be paid to him, or to his spouse or his estate, within 30 days of such event.
2.	A restricted stock grant of 30,000 shares of EZCORP Class A non-voting shares within 30 days following appointment of a trained replacement for Mr. Kasenter in his role as manager of EZCORP’s Human Resources function provided such replacement has been approved by the CEO of EZCORP and its Board of Directors. The vesting periods for these shares will be as follows:
* 10,000 shares on September 30, 2011
* 10,000 shares on September 30, 2012
* 10,000 shares on September 30, 2013
In the event of Mr. Kasenter’s death or disability, all unvested shares will immediately vest.

EZCORP®
3.	Continued participation in the Company healthcare plan under COBRA (or a comparable healthcare plan) for Mr. Kasenter and his spouse for the term of his consulting agreement, during which time the Company will reimburse him for such costs. Should Mr. Kasenter’s consulting agreement be prematurely terminated by his death or disability, he or his spouse will be provided continued coverage in the healthcare plan for a period of one year following such termination, during which time the Company will continue to reimburse him or his spouse for COBRA costs.
NON-COMPETITION AND NON-SOLICITATION
For a period of twenty-four months after the termination of Mr. Kasenter’s employment or consulting agreement with the Company, he will not directly or indirectly be employed by, have ownership in, consult with, serve as an advisor to or, in any way, be associated with a Competing Business, without the written approval by the Board of Directors of EZCORP.
For a period of twenty-four months after the termination date of such employment or consulting, he will not recruit, hire or attempt to recruit or hire, directly or by assisting others, any employee of the Company with whom he had contact during his employment with the Company.
Any questions concerning the provisions of this Agreement will be settled under Texas law. Good faith disputes or controversy arising under, or in connection with, this Agreement will be settled by arbitration. If arbitration is necessary, such proceeding shall be conducted by final and binding arbitration before an independent arbitrator, selected in accordance with Texas law and under the administration of the American Arbitration Association.
The undersigned agree to this Employment and Post-Employment Agreement and the individual terms herein.

/s/ Robert A. Kasenter	/s/ Sterling B. Brinkley

Robert A. Kasenter,	Sterling B. Brinkley
Senior Vice President	Chairman of the Board
EZCORP	EZCORP

2/11/10	2/8/10

Date	Date

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